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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

                                (Gene S. Godick)

         This EMPLOYMENT AGREEMENT, dated February 5, 2003 (this "Agreement"), is between VerticalNet, Inc., a Pennsylvania corporation (the "Company"), and Gene S. Godick (the "Employee").

         The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1.       Employment

This Agreement is effective retroactively to January 31, 2003 (the "Effective Date"). The Employee shall be the Executive Vice President and CFO of the Company and shall perform duties consistent with this position as are assigned by the Board of Directors of the Company (the "Board").

Effective retroactively to the Effective Date, this Agreement shall supercede the consulting letter agreement, dated December 12, 2002, between the Company and the Employee (the "Consulting Agreement").

2.       Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement, however, the Employee may
(a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee's personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee's non-competition restrictions.

3.       Term

The initial term of employment under this Agreement (the "Initial Term") begins on the Effective Date and extends for 2 years. This Agreement renews automatically for one year renewal terms (a "Renewal Term") unless either the Employee or the Company gives the other party written notice of nonrenewal at least one year before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a 2 year Renewal Term upon a Change of Control, as defined in Section 12, beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "Employment Term"). The

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Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

4.       Salary and Benefits

The Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $300,000 (the "Initial Salary"). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

On the date of this Agreement, the Company is granting to the Employee options to purchase 100,000 shares of common stock (the "Stock Options"), and Restricted Stock Units to purchase 75,000 shares of restricted stock (the "Restricted Stock Units") under the terms of the grant letter dated the date of this Agreement (the "Grant Letter") and such other terms as are set forth in this Agreement.

Benefits and perquisites under this agreement will, at a minimum, be consistent with other Company executive officers. Vacation shall be in accordance with Company policy, but not less than 4 weeks per year, which accrues on a pro rata basis for service as an employee during each calendar year.

The Company shall reimburse the Employee for the Employee's payments for healthcare coverage from January 1, 2003 through the Effective Date.

The Company shall reimburse the Employee for legal fees paid by the Employee to the Employee's counsel providing advice to the Employee on the terms of this Agreement and the Consulting Agreement.

5.       Bonuses

The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for senior executives generally. The Employee's target bonus shall be equal to 40% of the Salary (the "Target Bonus"). All bonus programs, as well as the goals for achieving the Target Bonus, are at the discretion of the Board or the Compensation Committee.

The Target Bonus will be based upon the achievement of Company performance milestones to be determined between the Employee and the Company promptly, but in any event not later than one month after the date of this Agreement for 2003, and thereafter not later than one month after the commencement of any fiscal year of the Company. The Employee's 2003 Target Bonus shall deemed to cover the period

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beginning January 1, 2003 and shall not be prorated for the period from January
1, 2003 to the Effective Date.

In addition to any annual bonus, the Employee shall be entitled to a signing bonus payment of $8,333 payable on or before January 31, 2003 (the "Signing Bonus").

If at any time during the Employment Term, a Sale of the Company occurs or is the subject of a binding definitive agreement, then upon the Sale of the Company, the Company shall pay to the Employee a lump sum cash payment, less applicable federal, state and local tax deductions, if any (the "Sale of Company Bonus"). The amount of the Sale of Company Bonus shall be no less than $50,000. If the total value of the Sale of the Company, through one or more transactions, is at least $5,000,000, then the amount of the Sale of Company Bonus shall be equal to the $50,000 minimum plus an additional $50 for each additional $10,000 of value in excess of $5,000,000.

The term "Sale of the Company" means any one of the following transactions if the common shareholders of the Company receive, directly or indirectly, any portion of the consideration from such transaction or, if the Company receives the proceeds of the sale, if there are any proceeds remaining after payment of creditors:

              1. any sale of all or substantially all of the assets of the Company to one or more other persons or entities other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

              2. any merger, consolidation, or similar transaction or a series of such transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (A) the Company, (B) any entity which owns (directly or indirectly) the stock of the Company, (C) any entity with which the Company has merged, or (D) any entity that owns an entity with which the Company has merged.

6.       Confidential Information, Non-Competition and Non-Solicitation

The Employee agrees to be covered by the terms of the Employment, Confidential Information, Invention and Non-Competition Agreement that the Employee is entering into upon the commencement of employment with the Company.

7.       Death

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If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary and vacation that has accrued through the date of termination, (b) the Employee's outstanding options are accelerated for an additional period of 6 months that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates, (c) a life insurance benefit equal to at least two times the Employee's then Salary, (d) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee died, paid no later than March 31/st/ of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (e) if the Employee's death occurs not more than 90 days prior to a Sale of the Company or the execution of a definitive agreement after which there occurs a Sale of the Company, the full amount of the Sale of Company Bonus, (f) the Employee's group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee's spouse or dependents, and (g) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his death.

8.       Total Disability

If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination, (b) continued Salary for 3 months following the date the Employee is considered totally disabled, (c) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, (d) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee became totally disabled, paid no later than March 31/st/ of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (e) if the Employee becomes disabled not more than 90 days prior to a Sale of the Company or the execution of a definitive agreement after which there occurs a Sale of the Company, the full amount of the Sale of Company Bonus, (f) the Employee's group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee, and (g) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his becoming totally disabled.

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The term "totally disabled" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

9.       Termination for Cause

The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination and
(b) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination.

The term "cause" means: (a) the Employee is convicted of a felony, or (b) the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

10.      Termination by the Employee

The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the termination date and (b) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 6 of this Agreement.

Notwithstanding the first paragraph of this Section 10, if without the Employee's prior written consent or resignation, the Company or the Board takes an action that constitutes "Good Reason," as defined in Section 12, then during the period beginning with any such action and ending 6 months thereafter, the Employee shall have the right

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to terminate this Agreement by giving the Company written notice of termination, and upon termination the Employee shall receive the same compensation and benefits as if the Employee were terminated without "cause" by the Company under
Section 11.

Notwithstanding this Section 10, after a Change of Control, the Employee shall have the right during the applicable periods under Section 12 to terminate this Agreement and receive the compensation and benefits set forth under Section 12.

11.      Termination without Cause by the Company

The Company may determine not to renew this agreement or terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date without affecting the applicability of this
Section 11. If the Agreement is not renewed or the Employee is terminated without "cause," then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

              (1) the Company will pay to the Employee (a) a lump sum severance payment (the "Severance Payment") in the amount equal to one year of the Salary then in effect plus (b) a pro rata portion of the Target Bonus or any other bonus that the Employee would have earned for the fiscal year of the Company in which the Employee terminated or the non-renewal occurs, paid no later than March 31/st/ of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally plus (c) if such termination or non-renewal occurs not more than 90 days prior to a Sale of the Company or the execution of a definitive agreement after which there occurs a Sale of the Company, the full amount of the Sale of Company Bonus, and

              (2) the Employee's group healthcare (medical, dental and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee, and

              (3) the Employee's covenants against non-competition (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the non-renewal or termination date, from 12 month period contained in Section 6 of this Agreement, and

              (4) all Stock Options that are vested (including accelerated vesting) at termination will remain exercisable for 1 year after termination of employment, but not longer than the total life of the options, and

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              (5) the Employee will not receive any accrued vacation or bonus payments, except as set forth in subparagraph (1) of this section, and

              (6) the Employee will receive any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination or non-renewal, and

              (7) the Employee and the Company will enter into a mutual general release.

12.      Change of Control

Upon a Change of Control, the Employee's Stock Options and Restricted Stock Units will become fully vested, even if the Employee continues to be employed by the Company.

During the 2 year period after a Change of Control, if the Employee terminates this Agreement for "Good Reason" by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply, and (2) the Employee shall receive in addition a Change of Control Bonus (as defined below).

During the 3 month period after a Change of Control, if the Employee terminates this Agreement for any reason by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 3 month period), then (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply, and (2) the Employee shall receive in addition a Change of Control Bonus (as defined below).

The term "Change of Control" means:

              (a) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other persons or entities other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

              (b) dissolution or liquidation of the Company,

              (c) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or

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              (d) any reorganization, merger, consolidation, or similar
         transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

The term "Good Reason" means:

              (a) the transfer, without the Employee's prior written consent, to a location that is more than 50 miles from the Employee's principal place of business immediately preceding the transfer,

              (b) a material reduction of the Employee's authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure,

              (c) any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

              (d) the nonrenewal of this Agreement by the Company, or

              (e) any action resulting in the Employee no longer being the Chief Financial Officer of the Company.

The term "Change of Control Bonus" means:

              (a) in the event of a Change of Control that occurs during the period from January 1, 2003 through November 13, 2003 (the "Measurement Period"), a bonus amount equal to the pro rata portion of the Target Bonus calculated based on the date that the Change of Control occurs during the Measurement Period.

              (b) in the event of a Change of Control that occurs after the Measurement Period, a bonus amount equal to the Target Bonus.

13.      Parachute Payment

Notwithstanding anything to the contrary in this Agreement, if the Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and any severance benefit provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company and its affiliates, would constitute

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a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then
Severance Payment together with the Change of Control Payment provided hereunder shall be either:

              (a) reduced (but not below zero) so that the present value of such total amounts received by Employee will be one dollar ($1.00) less than three times the Employee's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or

              (b) paid in full,

         whichever of (a) or (b) produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Employee's base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made and in the event that the reduction was more than was required, the Company shall immediately pay the amount that should have been paid to the Employee in the first instance.

14.      Governing Law

This Agreement is governed by Pennsylvania law.

15.      Entire Agreement; Amendments

This Agreement, the Confidential Information, Invention and Non-Competition Agreement and the Grant Letter sets forth the entire understanding among the parties hereto, and shall supercede all agreements that the Employee has with the Company or any subsidiary, or any predecessor company, including the Consulting Agreement.

This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

16.      No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors

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(including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

17.      Arbitration

The Company and the Employee mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Philadelphia, Pennsylvania, of all claims or controversies arising out of this Agreement other than a claim which is primarily for an injunction or other equitable relief. The Company shall pay the fees and costs of the arbitrator and all other costs of a party in connection with any arbitration, including legal fees and expenses, shall be borne by the party incurring the cost(s) except as otherwise provided by the arbitrator or, if the Employee prevails on any material issue, as determined by the arbitrator, then the Company shall pay the Employee's reasonable counsel fees and related expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within 12 months of the time that party knew, or should have known, of the events or facts giving rise to the dispute requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

18.      Indemnification

The Employee shall be entitled, during the Employment Term and thereafter, to the broadest indemnification rights and insurance coverage, for service to the Company as an officer and director of the Company, that are permitted under applicable law and the bylaws of the Company.

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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

                                 VERTICALNET, INC:


                                 By:  /s/ Nathanael V. Lentz
                                      ------------------------------------
                                      Name: Nathanael Lentz
                                      Title: President and CEO


                                 EMPLOYEE:


                                      /s/ Gene S. Godick
                                      ------------------------------------
                                      Name: Gene S. Godick

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